ASB HOLDING COMPANY
                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, is effective this 1st day of January 2003, (hereinafter the ("Effective Date") by and between ASB Holding Company, Bloomfield, New Jersey (hereinafter the "Company") and Joseph Kliminski (hereinafter the "Executive").

                                   WITNESSETH

         WHEREAS, the Executive has heretofore been employed by American Savings Bank of NJ (the "Savings Bank") and the Company as the President and is experienced in all phases of the business of the Savings Bank; and

         WHEREAS, the Company desires to be ensured of the Executive's continued active participation in the business of the Company; and

         WHEREAS, in order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's agreeing to remain in the employ of the Company, the parties desire to specify the continuing employment relationship between the Company and the Executive;

         NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

         1. Employment. The Company hereby employs the Executive in the capacity
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of President.  The Executive hereby accepts said employment and agrees to render such administrative and management services to the Company as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Executive shall promote the business of the Company. The Executive's other duties shall be such as the Board of Directors for the Company (the "Board of Directors" or "Board") may from time to time reasonably direct, including normal duties as an officer of the Company.

         2. Term of Employment.  The term of employment of Executive  under this
            ------------------
Agreement shall be for the period commencing on the Effective Date and ending thirty-six (36) months thereafter (hereinafter the "Term"). Additionally, on, or before, each annual anniversary date from the Effective Date, the Term of employment under this Agreement shall be extended for up to an additional period beyond the then effective expiration date upon a determination and resolution of the Board of Directors that the performance of the Executive has met the requirements and standards of the Board, and that the Term of such Agreement shall be extended annually for an additional year so that the contract is always for a thirty-six (36) month term. References herein to the Term of this Agreement shall refer both to the initial term and successive terms.

         3. Compensation, Benefits and Expenses.
            ------------------------------------

               (a) Base Salary. The Company shall compensate and pay the Executive during the Term of this Agreement a minimum base salary at the rate of $250,000 per annum (hereinafter the "Base Salary"), payable in cash not less frequently than monthly; provided, that the rate of such salary shall be reviewed by the Board of Directors not less often than annually, and the Executive shall be entitled to receive increases at such percentages or in such amounts as determined by the Board of Directors. The Base Salary may not be decreased without the Executive's express written consent. The Base Salary shall be offset by any Base Salary paid to the Executive by the Savings Bank.

               (b) Discretionary Bonus. The Executive shall be entitled to participate in an equitable manner with all other senior management employees of the Company in discretionary bonuses that may be authorized and declared by the Board of Directors to its senior management executives from time to time. No other compensation shall be deemed a substitute for the Executive's right to participate in such discretionary bonuses and as declared by the Board.

               (c) Participation in Benefit and Retirement Plans. The Executive shall be entitled to participate in and receive the benefits of any plan of the Company which may be or may become applicable to senior management relating to pension or other retirement benefit plans, supplementary retirement plan, profit-sharing, stock options or incentive plans, or other plans, benefits and privileges given to employees and executives of the Company, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Company.

               (d) Participation in Medical Plans and Insurance Policies. The Executive shall be entitled to participate in and receive the benefits of any plan or policy of the Company which may be or may become applicable to senior management relating to life insurance, short and long term disability, medical, dental, eye-care, prescription drugs or medical reimbursement plans. During the term of the Executive's employment with the Company, the Executive's dependent family may participate in such programs, with the cost of premiums paid in part by the Company and by the Executive in accordance with policies established by the Board of Directors. Additionally, upon termination without cause or as a result of a change in control, the Executive and Executive's dependent family shall be eligible to participate in medical and dental insurance plans sponsored by the Company with the total cost of such premiums paid by the Company for the remainder of this Agreement.

               (e) Vacations and Sick Leave. The Executive shall be entitled to paid annual vacation leave in accordance with the policies as established from time to time by the Board of Directors, which shall, in no event, be less than six weeks per annum. The Executive shall also be entitled to an annual sick leave benefit as established by the Board for senior management employees of the Company.

               (f) Expenses. The Company shall reimburse the Executive or otherwise provide for or pay for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with, the business of the Company, including, but not by way of limitation, premium country club dues, automobile and traveling expenses, and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Company. If such expenses are paid, in the first instance, by the Executive, the Company shall reimburse the Executive therefor.

               (g) Automobile. The Company will provide the Executive with an automobile for business use. Upon termination of employment of the Executive for any reason other than Just Cause, the Company will transfer title of ownership of such automobile to the Executive and the Executive will pay any applicable taxes. It is expected that if the Company is leasing the automobile, the Company will exercise the purchase option to buy the automobile.

               (h) Changes in Benefits. The Company shall not make any changes in such plans, benefits or privileges previously described in Section 3(c), (d) and (e) which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Company and does not result in a proportionately greater adverse change in the rights of, or benefits to the Executive, as compared with any other executive officer of the Company. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 3(a) hereof.

         4. Loyalty; Noncompetition.

               (a) The Executive shall devote his full time and attention to the performance of his employment under this Agreement. During the term of the Executive's employment under this Agreement, the Executive shall not engage in any business or activity contrary to the business affairs or interests of the Company.

               (b) Nothing contained in this Section 4 shall be deemed to prevent or limit the right of Executive to invest in the capital stock or other securities of any business dissimilar from that of the Company, or, solely as a passive or minority investor, in any business.

         5. Standards. During the term of this Agreement, the Executive shall perform his duties in accordance with such reasonable standards expected of executives with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors.

         6. Termination and Termination Pay. The Executive's employment under this Agreement shall be terminated upon any of the following occurrences:

               (a) The death of the Executive during the Term of this Agreement, in which event the Executive's estate shall be entitled to receive the compensation due the Executive through the last day of the calendar month in which Executive's death shall have occurred.

               (b) The Board of Directors may terminate the Executive's employment at any time, but any termination by the Board of Directors other than termination for Just Cause, shall not discharge or release the Company's obligation to pay or in any manner impair the Executive's right to compensation or other benefits under this Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for "Just Cause". The Board may, within its sole discretion, acting in good faith, terminate the Executive for Just Cause and shall notify such Executive accordingly. Termination for "Just Cause" shall include termination because of the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.

               (c) Except as provided pursuant to Section 9 hereof, in the event Executive's employment under this Agreement is terminated by the Board of Directors without Just Cause, the Company shall be obligated to continue to pay the Executive the salary provided pursuant to Section 3(a) for a period of thirty-six (36) months thereafter, and the cost of Executive obtaining all health, life, disability, and other benefits which the Executive would be eligible to participate in through such date based upon the benefit levels substantially equal to those being provided Executive at the date of termination of employment.

               (d) The voluntary termination by the Executive during the Term of this Agreement with the delivery of no less than 60 days written notice to the Board of Directors, other than pursuant to Section 9(b), in which case the Executive shall be entitled to receive only the compensation, vested rights, and all employee benefits up to the date of such termination.

         7. Regulatory Exclusions. Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC ss.1828(k) and any regulations promulgated thereunder.

         8. Disability. If the Executive shall become disabled or incapacitated to the extent that he is unable to perform his duties hereunder, by reason of medically determinable physical or mental impairment, as determined by a doctor engaged by the Board of Directors, the Company will pay Executive, as disability pay, a weekly payment equal to one hundred percent (100%) of Executive's weekly rate of Base Salary, on the effective date of such termination. These disability payments shall commence on the effective date of Executive's termination and will end on the earlier of (i) the date Executive returns to the full-time employment of the Company in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Company; (ii) Executive's full-time employment by another employer; (iii) Executive's death; or (iv) the expiration of the term of Executive's disability insurance policy at age 65 as currently provided by the Company. Such benefits noted herein shall be reduced by any benefits otherwise provided to the Executive during such period under the provisions of disability insurance coverage in effect for the Executive paid by the Company. It is the intent of both parties that such benefits shall be paid two-thirds by the Executive's existing disability insurance policy and one-third by the Company.
Thereafter, Executive shall be eligible to receive benefits provided by the Company, if any, under the provisions of disability insurance coverage in effect for Company employees. Upon returning to active full-time employment, the Executive's full compensation as set forth in this Agreement shall be reinstated as of the date of commencement of such activities. In the event that the Executive returns to active employment on other than a full-time basis, then his compensation (as set forth in Section 3(a) of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties.

         9. Change in Control.

               (a) Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Executive's employment during the Term of this Agreement following any Change in Control of the Savings Bank or Company, or within 24 months thereafter of such Change in Control, absent Just Cause, Executive shall be paid an amount equal to the product of 2.999 times the Executive's "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (hereinafter the "Code") and regulations promulgated thereunder. Said sum shall be paid, at the option of Executive, either in one (1) lump sum within thirty (30) days of such termination of service or in periodic payments over the next 36 months or the remaining term of this Agreement, whichever is less, as if Executive's employment had not been terminated, and such payments shall be in lieu of any other future payments which the Executive would be otherwise entitled to receive under Section 6 of this Agreement. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent that the Savings Bank shall make payments to the Executive under the Employment Agreement between the Savings Bank and the Executive upon such termination of employment. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Executive by the Savings Bank or the Company shall be deemed an "excess parachute payment" in accordance with Section 280G of the Code and be subject to the excise tax provided at Section 4999(a) of the Code The term "Change in Control" shall refer to (i) the control of voting proxies whether related to stockholders or mutual members by any person, other than the Board of Directors of the Savings Bank, to direct more than 25% of the outstanding votes of the Savings Bank by any person or by persons acting as a group within the meaning of Section 13(d) of the Exchange Act; (ii) an event whereby the OTS, FDIC or any other department, agency or quasi-agency of the federal government cause or bring about, without the consent of the Savings Bank, a change in the corporate structure or organization of the Savings Bank;
(iii) an event whereby the OTS, FDIC or any other agency or quasi-agency of the federal government cause or bring about, without the consent of the Savings Bank, a taxation or involuntary distribution of retained earnings or proceeds from the sale of securities to depositors, borrowers, any government agency or organization or civic or charitable organization; or (iv) a merger or other business combination between the Savings Bank and another corporate entity whereby the Savings Bank is not the surviving entity.

               The term "Change in Control" shall also refer to: (i) the sale of all, or a material portion, of the assets of the Savings Bank or the Company;
(ii) the merger or recapitalization of the Savings Bank or the Company whereby the Savings Bank or the Company is not the surviving entity; (iii) a change in control of the Savings Bank or the Company, as otherwise defined or determined by the Office of Thrift Supervision or regulations promulgated by it; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Savings Bank or the Company by any person, trust, entity or group. The term "person" means an individual other than the Executive, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. A Change in Control shall not include a transaction whereby American Savings, MHC shall merge into the Company or the Savings Bank and a new parent holding company of the Company or the Savings Bank is formed.

                  (b) Notwithstanding any other provision of this Agreement to the contrary, Executive may voluntarily terminate his employment during the Term of this Agreement following a Change in Control of the Savings Bank or the Company, or within twenty-four (24) months following such Change in Control, and Executive shall thereupon be entitled to receive the payment described in
Section 9(a) of this Agreement, upon the occurrence, or within 120 days thereafter, of any of the following events, which have not been consented to in advance by the Executive in writing: (i) if Executive would be required to move his personal residence or perform his principal executive functions more than thirty-five (35) miles from the Executive's primary office as of the signing of this Agreement; (ii) if in the organizational structure of the Company, Executive would be required to report to a person or persons other than the Board of Directors of the Company; (iii) if the Company should fail to maintain Executive's base compensation in effect as of the date of the Change in Control and the existing employee benefits plans, including material fringe benefit, stock option and retirement plans; (iv) if Executive would be assigned duties and responsibilities other than those normally associated with his position as referenced at Section 1, herein; (v) if Executive's responsibilities or authority have in any way been materially diminished or reduced; or (vi) if Executive would not be reelected to the Board of Directors of the Company.

         10. Source of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company. The Company unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive.

         11. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

         12. Payment of Costs and Legal Fees. All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if Executive is successful pursuant to a legal judgement, arbitration or settlement.

         13. Successors and Assigns.

                  (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company.

                  (b) The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

                  (c) Since the Company is contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.

         14.      Indemnification.

                  (a) The Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) as permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not to be limited to, judgements, court costs, and attorneys' fees and the cost of reasonable settlements.

                  (b) Any payments made to Executive pursuant to this Section 14 are subject to and conditioned upon compliance with 12 C.F.R. Section 545.121 and any rules or regulations promulgated thereunder.

         15. Amendment: Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Company to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         16. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of New Jersey.

         17. Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

         18. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         19. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

         20. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to the home office of the Company, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. Furthermore, the settlement of the dispute to be approved by the Board of the Company may include a provision for the reimbursement by the Company to the Executive for all reasonable costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, or the Board of the Company may authorize such reimbursement of such reasonable costs and expenses by separate action upon a written action and determination of the Board following settlement of the dispute. Such reimbursement shall be paid within ten (10) days of Executive furnishing to the Company evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by Executive.

         21. Confidential Information. The Executive acknowledges that during his employment he will learn and have access to confidential information regarding the Company and its customers and businesses (hereinafter "Confidential Information"). The Executive agrees and covenants not to disclose or use for his own benefit, or the benefit of any other person or entity, any such Confidential Information, unless or until the Company consents to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The Executive shall not knowingly disclose or reveal to any unauthorized person any Confidential Information relating to the Company, or any subsidiaries or affiliates, or to any of the businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Company. The Executive shall not otherwise knowingly act or conduct himself (a) to the material detriment of the Company, or its subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests of the Company. Executive acknowledges and agrees that the existence of this Agreement and its terms and conditions constitutes Confidential Information of the Company, and the Executive agrees not to disclose the Agreement or its contents without the prior written consent of the Company. Notwithstanding the foregoing, the Company reserves the right in its sole discretion to make disclosure of this Agreement as it deems necessary or appropriate in compliance with its regulatory reporting requirements.

         22. Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.